                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  H.T.E., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746

                                                                    May 25, 2001

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of H.T.E., Inc., a Florida corporation (the "Company"). The Annual Meeting will be held on Thursday, June 28, 2001 at 9:00 a.m. at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will of course have that opportunity.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

     We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ JOSEPH M. LOUGHRY, III
                                          Joseph M. Loughry, III
                                          President and Chief Executive Officer

                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 28, 2001

To Our Shareholders:

     The Annual Meeting of Shareholders of the Company will be held on Thursday, June 28, 2001 at 9:00 a.m., at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida, for the following purposes, as described in the attached Proxy Statement:

     1. To elect two members to the Company's Board of Directors to hold office until the 2004 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

     2. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan from 800,000 shares to 1,200,000 shares.

     The Board of Directors has fixed the close of business on May 16, 2001 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ L. A. GORNTO, JR.
                                          L. A. Gornto, Jr.,
                                          Secretary

Lake Mary, Florida
Date: May 25, 2001

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                  H.T.E., INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 2001

     This Proxy Statement has been prepared and is furnished by the Board of Directors of H.T.E., Inc., a Florida corporation (the "Company" or "HTE"), in connection with the solicitation of proxies for the 2001 Annual Meeting of Shareholders of the Company, to be held at 9:00 a.m. on Thursday, June 28, 2001 at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of meeting.

     It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about May 25, 2001. The Company's Annual Report filed on Form 10-K, including audited financial statements for the fiscal year ended December 31, 2000, and the President's Letter to Shareholders are being mailed or delivered concurrently with this Proxy Statement. Neither the Annual Report nor the President's Letter are to be regarded as proxy soliciting material. The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission without additional compensation in respect therefor. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

          1. To elect two members to the Company's Board of Directors to hold office until the 2004 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan from 800,000 shares to 1,200,000 shares.

     Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting, and any adjournment or postponement thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted
(a) FOR the election of all nominees for director, (b) FOR the proposal to increase the number of shares of the Company's common stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan from 800,000 shares to 1,200,000 shares, and (c) in the discretion of the proxy holders as to any other matter which may properly come before the Annual Meeting.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors has set the close of business on May 16, 2001 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 17,395,425 shares of common stock issued and outstanding, of which only 11,776,473 shares are entitled to be voted on each matter to be presented at the Annual Meeting on the basis of one vote for each share held. A majority of 11,776,473 shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

     In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker or nominee non-votes (instances where brokers or nominees are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not. As to all matters to be voted on by shareholders at the Annual Meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved. Directors or nominees are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required for increasing the number of shares of the Company's common stock authorized to be issued under the Company's 1997 Employee Stock Purchase Plan and any other matter that may be submitted to the vote of the shareholders.

     As of the Record Date, the directors and executive officers of the Company beneficially owned common stock representing 10% of the issued and outstanding shares of voting stock. Such persons have informed the Company that they intend to vote all of their shares of common stock FOR proposals 1 and 2 set forth in this Proxy Statement.

     You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of May 16, 2001, with respect to the beneficial ownership of the Company's common stock by: (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group.

                                                                 SHARES      PERCENTAGE OF
                                                              BENEFICIALLY    OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                      OWNED(3)     SHARES OWNED
------------------------------------------                    ------------   -------------
Tyler Technologies, Inc.(4).................................   5,618,952          32%
  2800 West Mockingbird Lane
  Dallas, TX 75235
L.A. Gornto, Jr.(5).........................................     368,611           2%
O.F. Ramos(6)...............................................     237,369           1%
Brian B. Heafy(7)...........................................      32,713           *
Bernard B. Markey(8)........................................     123,361           *
Susan D. Falotico(9)........................................      91,165           *
Gilbert O. Santos(10).......................................      22,457           *
Joseph M. Loughry, III(11)..................................     105,812           *
Edward A. Moses(12).........................................      39,611           *
George P. Keeley............................................      91,505           *
Mark H. Leonard(13).........................................   1,144,311           7%
William C. Barnett(14)......................................      25,495           *
All executive officers and directors as a group (13
  persons)..................................................   2,310,896          13%

---------------

  *  Less than one percent
 (1) Except as otherwise noted, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all securities owned by such person.

 (2) Unless otherwise noted, the address of each person or entity listed is H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32764.
 (3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof either from the exercise of options or from the conversion of a security.
 (4) It is the Company's position that these shares are non-voting shares since they were acquired in a transaction subject to the control share acquisition provisions of Florida's statutes.
 (5) Includes 288,500 shares of common stock that Mr. Gornto may acquire within 60 days from the date hereof upon exercise of stock options.
 (6) Includes 23,334 shares of common stock that Mr. Ramos may acquire within 60 days from the date hereof upon exercise of stock options.
 (7) Includes 32,713 shares of common stock that Mr. Heafy may acquire within 60 days from the date hereof upon exercise of stock options. Mr. Heafy was Vice President -- Public Safety and Justice, until his resignation effective January 23, 2001.
 (8) Includes 11,750 shares of common stock that Mr. Markey may acquire within 60 days from the date hereof upon exercise of stock options.
 (9) Includes 86,700 shares of common stock that Ms. Falotico may acquire within 60 days from the date hereof upon exercise of stock options.
(10) Includes 22,457 shares of common stock that Mr. Santos may acquire within 60 days from the date hereof upon exercise of stock options.
(11) Includes 53,334 shares of common stock that Mr. Loughry may acquire within 60 days from the date hereof upon exercise of stock options.
(12) Includes 10,000 shares of common stock that Mr. Moses may acquire within 60 days from the date hereof upon exercise of stock options.
(13) Includes 1,133,200 shares held by Constellation Software, Inc., of which Mr. Leonard is President.
(14) Includes 21,982 shares of common stock that Mr. Barnett may acquire within 60 days from the date hereof upon exercise of stock options.

              I. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

NOMINEES

     The Company's Articles of Incorporation and Bylaws provide that the number of directors shall be a minimum of three and a maximum of nine, which number is fixed from time-to-time by the Board of Directors. The number of directors is currently fixed at seven. The Company's Articles of Incorporation further provide that the Board of Directors shall consist of three classes of directors, as nearly equal in number as possible, to serve in staggered terms of office for three years. Messrs. Joseph M. Loughry, III and L.A. Gornto, Jr., as Class II directors, serve until this 2001 Annual Meeting of Shareholders. Messrs. Bernard
B. Markey, George P. Keeley and Mark H. Leonard, as Class III directors, serve until the 2002 Annual Meeting of Shareholders. Messrs. O. F. Ramos and Edward A. Moses, as Class I Directors, serve until the 2003 Annual Meeting of Shareholders. The Company's officers serve at the discretion of the Board of Directors and are elected by the Board annually.

     Each director elected at the Annual Meeting will serve for a term expiring at the 2004 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Mr. Joseph M. Loughry, III and Mr. L.A. Gornto, Jr. have been nominated as the Class II directors to be elected by the shareholders at this Annual Meeting, and proxies will be voted for Messrs. Joseph M. Loughry, III and L.A. Gornto, Jr. absent contrary instructions.

     The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominee, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTORS.

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                         AGE                               POSITION
----                         ---                               --------
Bernard B. Markey..........  36    Director -- Class III and Chairman
Joseph M. Loughry, III.....  54    Director -- Class II, President and Chief Executive Officer
L.A. Gornto, Jr............  58    Director -- Class II, and Executive Vice President, Secretary,
                                     Assistant Treasurer and General Counsel
Ronald E. Goodrow..........  49    Executive Vice President -- Operations
Susan D. Falotico..........  38    Vice President and Chief Financial Officer, Treasurer and
                                     Assistant Secretary
Gilbert O. Santos..........  40    Vice President -- Product Solutions and Business Development
James T. Vickers...........  42    Vice President -- Sales and Marketing
William C. Barnett.........  46    Vice President -- Integrated Solutions and Technology
Edward A. Moses............  58    Director -- Class I
O.F. Ramos.................  42    Director -- Class I
George P. Keeley...........  71    Director -- Class III
Mark H. Leonard............  44    Director -- Class III

     Mr. Bernard B. Markey has been a director of the Company since 1995 and has served as Chairman of the Board since 1999. Mr. Markey also provides financial advisory services to the Company pursuant to a part-time employment agreement entered into in July 2000. He also served as a director of DemandStar.com, Inc. ("DemandStar"), a subsidiary of the Company, from November 1999 to March 2001 when DemandStar merged with Onvia.com, Inc. ("Onvia"). Mr. Markey is a Managing Partner of ANC Capital, LLC a private equity firm which he joined in September 1999. Mr. Markey was a general partner of Meridian Venture

Partners, a privately-held venture capital fund, from 1995 through September 1999. Mr. Markey also serves on the Board of Directors of several privately-held companies.

     Mr. Joseph M. Loughry, III joined the Company in January 2000 as President and Chief Executive Officer. He also serves as a director. Mr. Loughry's background includes several years at General Electric Information Services where he was involved in sales and product development. Mr. Loughry also served in senior management positions at Goal Systems, Inc., UCCEL Corporation, and Legent Corporation. Mr. Loughry held several positions with First Union Corporation from January 1993 through January 1999. These positions include Chief Executive Officer of Nationwide Remittance Centers, Inc., which was acquired by CoreStates Bank (now a part of First Union Corporation). Mr. Loughry thereafter became the President and Chief Executive Officer of Questpoint Holdings, Inc., a $300 million revenue information technology affiliate of the bank. During 1999, Mr. Loughry was temporarily retired.

     Mr. L.A. Gornto, Jr. was appointed as a member of the Company's Board of Directors in December 1999. Mr. Gornto joined the Company in January 1997 and also serves as Executive Vice President, Secretary and General Counsel. Mr. Gornto was also appointed as Chief Financial Officer, Secretary, and a director of DemandStar, a subsidiary of the Company, in November 1999 and served as DemandStar's Executive Vice President and General Counsel from its inception in June 1999 until its merger with Onvia in March 2001. From January 1997 until November 1997, he served as the Company's Chief Financial Officer. Since 1988, Mr. Gornto has been engaged in the private practice of law in central Florida and provides legal services to the Company as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President -- Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc. Mr. Gornto is an attorney-at-law and certified public accountant licensed in the states of Florida and Georgia and holds an L.L.M. degree in taxation from Emory University School of Law.

     Mr. Ronald E. Goodrow rejoined the Company September 11, 2000 as Executive Vice President -- Operations. Mr. Goodrow's responsibilities include the Company's product divisions and professional services organization, with a focus on continuing to improve quality and customer service. Mr. Goodrow initially joined HTE in 1988 as Director of Operations. During his tenure with the Company, he was instrumental in the creation of the Company's product implementation methodology, its customer support systems and the formation of a professional services consulting division. Mr. Goodrow resigned from HTE in July 1998 to pursue other business opportunities. From July 1998 to September 1999, he was an independent consultant. From September 1999 to August 2000 he was with a subsidiary of Tyler Technologies, Inc., where he was responsible for sales and implementation of the Munis product line for the southern region of the United States. Prior to his initial employment with HTE, he served as vice president of field operations and director of customer support for the Travenol Corporation, now part of McKesson HBOC, which specializes in software for the healthcare industry. He began his career in the software industry at GCC Beverages, Inc., where he was responsible for development, implementation and support of the software systems used by the company's franchises.

     Ms. Susan D. Falotico joined the Company in 1995 and serves as Vice President and Chief Financial Officer, Treasurer and Assistant Secretary. From 1995 to November 1997, Ms. Falotico served as the Company's Vice
President -- Controller and Chief Accounting Officer. She was appointed Chief Financial Officer in November 1997. From 1988 to 1995, Mrs. Falotico served as Controller of the Newtrend Division of EDS, Inc., a systems integration company, where she headed the Financial Accounting and Corporate Planning Department. From 1986 to 1988, Ms. Falotico was a Financial Analyst for ISI, a division of Mars, Inc., a food company, where she was responsible for monthly financial reporting and for coordinating a $70 million budget.

     Mr. Gilbert O. Santos joined the Company in September 1998 and currently serves as its Vice President -- Product Solutions and Business Development. From 1998 to 1999, Mr. Santos served as Vice President -- Customer Services, responsible for various functional areas including customer support and training, documentation and media, software quality assurance and testing, service management and project management and implementation. Mr. Santos held various marketing and engineering management positions with the Land Mobile Products Sector of Motorola, Inc. from 1983 to September 1998, most recently as Director of Operations.

     Mr. James T. Vickers joined the Company in April 1991 and currently serves as Vice President -- Sales and Marketing. From April 1991 until June 1994, Mr. Vickers was one of the Company's account executives for the State of Florida. In June 1994, Mr. Vickers transferred to the State of North Carolina, where he was responsible for developing the Mid-Atlantic states for the Company as a senior account executive. From January 1999 to April 2000, Mr. Vickers served as the eastern regional manager for the Company, with responsibility for all sales activity from Eastern Canada to the Caribbean. In April 2000, Mr. Vickers was promoted to Vice President of Sales and Marketing for the Company and charged with the mission of restructuring the Company's national sales and marketing strategy. Prior to joining the Company, Mr. Vickers was a vice president at Coral Gables Federal in Florida and later served as a senior lending officer with Southeast Bank.

     Mr. William C. Barnett joined the Company in July 1988, and was appointed as Vice President -- Integrated Solutions and Technology in May 2000. From 1999 to 2000, Mr. Barnett served as the Director of Financial Applications. During his twelve-year tenure, Mr. Barnett has worked with a broad range of HTE applications, giving him intimate knowledge of cross-application integration. He began his career with the Company as a programmer analyst for Utility Billing applications and subsequently served as product manager for Fleet Management, Tax Billing, Fire Records Systems, and Case Management. He also served as applications manager for the Company's AS/400 Public Safety and Justice products. Prior to joining the Company, Mr. Barnett worked as a programmer and systems analyst for the City of Orlando and for a private sector company.

     Mr. Edward A. Moses was appointed as a member of the Company's Board of Directors in December 1998. Mr. Moses served as a director of DemandStar, a subsidiary of the Company, from November 1999 until its merger with Onvia in March 2001. He also serves as a part-time consultant to DemandStar. From 1989 to the present, he has been a member of the faculty of Rollins College, Orlando, Florida. Mr. Moses served as dean of the Roy E. Crummer Graduate School of Business at Rollins College from 1994 until 2000, and currently serves as Bank of America professor of finance. From 1985 to 1989, he served as dean and professor of finance at the University of North Florida. He has also served in academic and administrative positions at the University of Tulsa, Georgia State University and the University of Central Florida, and currently serves as a faculty member in the Graduate School of Banking of the South. Mr. Moses also serves as a director of CNL Health Care Properties, Inc., a publicly-held real estate holding company. Mr. Moses received a B.S. in Accounting from the Wharton School at the University of Pennsylvania and a Masters of Business Administration and Ph.D. in finance from the University of Georgia in 1971.

     Mr. O.F. Ramos joined the Company in June 1998 and was appointed to the Board of Directors in August 1998. He served as Chief Executive Officer, President and a director of DemandStar, a subsidiary of the Company, until its merger with Onvia in March 2001. In connection with the merger, Mr. Ramos entered into an amended and restated employment agreement pursuant to which he became an officer of Onvia following the merger. Formerly, Mr. Ramos served as Executive Vice President of the Company and President of HTE-UCS, Inc., a wholly-owned subsidiary of the Company, from June 1998 to November 1999. From 1986 to 1998, Mr. Ramos served as the President and Chief Executive Officer of UCS, Inc. As the co-founder of UCS, Inc., he was responsible for the corporate direction and financial development of that company and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc., where he was responsible for the development of diverse software and hardware projects for several platforms.

     Mr. George P. Keeley was appointed as a member of the Company's Board of Directors in July 2000. From 1985 to 1996, Mr. Keeley was Chairman of the Board of PQ Corporation, a privately held, global manufacturer of industrial and specialty chemicals. From 1986 to 1997, he was General Partner of Meridian Venture Partners, a pre-IPO investor in HTE. From 1979 to 1993, he was the CEO and owner of Keeley

Management Company, a specialized investment banking firm. Over the years, Mr. Keeley served as a director of many other public and private companies. He was Chairman of both the Buckeye Pipeline Company and the Detroit Toledo and Ironton Railroad. In addition to his board position with HTE, Mr. Keeley is a director of the Clearfield Companies, an oil and natural gas transport and propane distribution company, and of the Rockland Growth Fund, a small cap mutual fund.

     Mr. Mark H. Leonard was appointed as a member of the Company's Board of Directors in November 2000. Since July 1995, Mr. Leonard has been President and a director of Constellation Software, Inc., of Toronto. Constellation Software, Inc. is a vendor of mission critical software packages and related services of mid-sized enterprises. Certain subsidiaries of Constellation Software, Inc. compete with the Company with respect to some of its products. Mr. Leonard serves on the boards of various affiliates of Constellation Software, Inc. and various other private companies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and greater than ten percent shareholders (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held 10 meetings during its fiscal year ended December 31, 2000 and took action 33 times by written consent. The Board has a Compensation Committee and an Audit Committee, each of which met 2 times during the fiscal year ended December 31, 2000. The Company does not have a nominating committee. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees of which they are members.

     The Compensation Committee is comprised of George P. Keeley, Chairman, Edward A. Moses and O. F. Ramos, effective July 27, 2000. Mr. Ramos replaced Bernard B. Markey as of that date. The Compensation Committee administers the Company's compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. The report of the Compensation Committee is included below.

     The Audit Committee is comprised of Edward A. Moses, Chairman, George P. Keeley and Mark H. Leonard, effective March 1, 2001. Mr. Leonard replaced O.F. Ramos as of that date. The Company believes that all members of the Audit Committee are "independent", as required by applicable listing standards of NASDAQ. The report of the Audit Committee is included below. The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the Company's internal controls and financial statements and the audit process. In addition, the Audit Committee assists the Board of Directors in the selection of the Company's independent auditors and the approval of fees to be paid to the independent auditors. The Board of Directors has adopted a written charter of the Audit Committee, a copy of which is attached to this proxy statement as Annex A. The report of the Audit Committee is included below.

COMPENSATION OF DIRECTORS

     The Company reimburses all directors for the expenses incurred in attending meetings of the Board of Directors. Directors who are full-time employees of the Company receive no additional compensation for service as directors. Directors who are not full-time employees receive $1,000 per day for attending Board and committee meetings and are eligible for stock awards or option grants under the Company's 1997 Employee Incentive Compensation Plan. During 2000, the Company granted to each of George Keeley and Mark Leonard options to acquire 10,000 shares of the Company's common stock. These options have exercise prices of $1.45 for Mr. Keeley and $1.50 for Mr. Leonard and vest over three-year periods. Additionally, the

Company granted to each of Bernard Markey and L.A. Gornto, Jr. options to acquire 25,000 shares of the Company's common stock. These options are exercisable at $1.50 and vest based on the amount of days worked on the Company's business. During fiscal year 1999, the Company granted to Bernard Markey options to acquire 10,000 shares of the Company's common stock. The options have an exercise price of $2.06 per share and vest over a one-year period. The Company also granted to Edward Moses options to acquire 3,333 shares of the Company's common stock. The options have an exercise price of $2.06 per share and vest after one year. In 1999, the Company granted to L.A. Gornto, Jr. options to acquire 10,000 shares of the Company's common stock. The options have an exercise price of $2.41 per share and vest immediately. Additionally, in 1999, the Company granted to O.F. Ramos an option to acquire 20,000 shares of the Company's common stock. The options have an exercise price of $2.06 per share and vest immediately. During fiscal year 1998, the Company granted to Mr. Moses an option to acquire 10,000 shares of the Company's common stock. The options have an exercise price of $8.38 per share and vest over a three-year period. All of the options were granted under the Company's 1997 Employee Incentive Compensation Plan.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during the fiscal years ended December 31, 2000, 1999 and 1998 with respect to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who served as such on December 31, 2000, and whose total annual salary and bonus for the fiscal year ended December 31, 2000 exceeded $100,000 (the "Named Executive Officers").

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                   ANNUAL COMPENSATION(1)            AWARDS
                                              ---------------------------------    SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPLE POSITION     FISCAL YEAR   SALARY    BONUS(2)   COMPENSATION    OPTIONS(#)    COMPENSATION
---------------------------     -----------   -------   --------   ------------   ------------   ------------
Joseph M. Loughry, III........  12/31/2000    258,750        --        --             --             60,000(4)
  President and Chief           12/31/1999         --        --        --             --                 --
  Executive Officer             12/31/1998         --        --        --             --                 --
Gilbert O. Santos.............  12/31/2000    170,000        --        --             --              4,600(3)
  Vice President -- Product     12/31/1999    154,166        --        --             --             22,505(4)
  Solutions and Business        12/31/1998     42,115        --        --             --             27,897(4)
  Development
Brian B. Heafy(5).............  12/31/2000    170,000        --        --             --              4,375(3)
  Vice President -- Public      12/31/1999    146,667        --        --             --              1,650(3)
  Safety and Justice            12/31/1998    113,591        --        --             --              1,650(3)
Susan D. Falotico(6)..........  12/31/2000    155,833        --        --             --             63,435(7)
  Vice President and Chief      12/31/1999    102,500        --        --             --            118,000(8)
  Financial Officer             12/31/1998    135,000    53,325        --             --              4,050(3)
William C. Barnett............  12/31/2000    141,426        --        --             --              3,395(3)
  Vice President -- Integrated  12/31/1999    113,182        --        --             --              2,822(3)
  Solutions                     12/31/1998     94,060    13,698        --             --              3,029(3)

---------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officers. The aggregate amount of such compensation for each Named Executive Officer is less than 10% of the total annual salary and bonus.
(2) The Company has had a policy of granting discretionary annual bonuses to its executive officers and employees based primarily on certain performance criteria. The Board of Directors intends to continue this policy in the future. See "Annual Incentive Compensation Bonuses."
(3) Represents matching contributions to the accounts of the Named Executive Officers under the Company's 401(k) savings plan.
(4) Represents relocation moving expenses.
(5) Mr. Heafy was Vice President -- Public Safety and Justice, until his resignation effective January 23, 2001.
(6) Ms. Falotico was employed as an officer of the Company until July 19, 1999. She served as interim CFO from September 13, 1999 to January 28, 2000, at which time she was re-appointed as an officer of the Company.
(7) Represents $17,460 in contract employment as an interim Chief Financial Officer, $41,250 in severance and $4,725 in matching contributions to Ms. Falotico's account under the Company's 401(k) savings plan.
(8) Represents $58,950 in contract employment as an interim Chief Financial Officer, $55,000 in severance and $4,050 in matching contributions to Ms. Falotico's account under the Company's 401(k) savings plan.

STOCK OPTIONS GRANTED IN FISCAL 2000

     The following table sets forth certain information concerning grants of options made during fiscal 2000 to the Named Executive Officers.

                                                                                            POTENTIAL REALIZED
                                                                                             VALUE AT ASSUMED
                                                     PERCENT                                  ANNUAL RATES OF
                                     NUMBER OF       OF TOTAL                                   STOCK PRICE
                                     SECURITIES    OPTIONS/SARS   EXERCISE                     APPRECIATION
                                     UNDERLYING     GRANTED TO     OR BASE                    FOR OPTION TERM
                                    OPTIONS/SARS    EMPLOYEES       PRICE     EXPIRATION   ---------------------
               NAME                  GRANTED(#)      IN 2000      ($/SH)(2)      DATE       5%($)       10%($)
               ----                 ------------   ------------   ---------   ----------   --------   ----------
Joseph M. Loughry, III............    400,000           31%         $2.88     3/13/2010    $723,229   $1,832,804
Gilbert O. Santos.................         --           --             --            --          --           --
Brian B. Heafy....................         --           --             --            --          --           --
Susan D. Falotico.................     25,000            2           3.00      3/7/2010      47,167      119,531
William C. Barnett................     17,875            1           1.94     4/17/2010      21,780       55,196
William C. Barnett................     10,000            1           2.00     4/20/2010      12,578       31,875

---------------

(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the common stock.
(2) Fair market value as of the date of grant.

AGGREGATE STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning option exercises in fiscal 2000, the number of stock options held by the Named Executive Officers as of December 31, 2000 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

                                                                                                VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS/SARS HELD AT              OPTIONS/SARS
                                  NUMBER OF                        FISCAL YEAR-END(#)           AT FISCAL YEAR END(1)
                               SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------------   -----------   -----------   -------------   -----------   -------------
Joseph M. Loughry, III.......          --              --         3,334         406,666         $ --           $ --
Gilbert O. Santos............      10,171          25,428        22,457          67,372           --             --
Brian B. Heafy...............      20,300          50,750        32,713          46,987           --             --
Susan D. Falotico............      10,700          16,619        71,100          46,200           --             --
William C. Barnett...........          --              --        13,903          37,147           --             --

---------------

(1) The closing sale price for the Company's common stock as reported by the NASDAQ National Market System on December 31, 2000 was $0.91 per share. Value is calculated by multiplying (a) the difference between $0.91 and the option exercise price by (b) the number of shares of common stock underlying the option.

EMPLOYMENT AGREEMENTS

     Effective January 17, 2000, the Company entered into an employment agreement with Joseph M. Loughry, III, the Company's President and Chief Executive Officer. The agreement provides for a base salary and incentive compensation payments based on performance. Mr. Loughry's current annual base salary is $270,000. Mr. Loughry's agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for an initial term through January 17, 2004. At the end of the initial term, the agreement automatically renews and continues until terminated by either of the parties upon no less than 90 days notice. The agreement provides for a nine month severance arrangement upon termination without "Cause" if within the first two years of the initial employment agreement, and for a period of six months thereafter. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for two years thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     Effective September 1998, the Company entered into an employment agreement with Gilbert O. Santos, the Company's Vice President -- Product Solutions and Business Development, and, in October 1999, the Company amended his agreement. The amended agreement provides for a base salary and incentive compensation payments based on performance. Mr. Santos' current annual base salary is $170,000. Mr. Santos' agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for a two-year initial term with successive one-year renewals thereafter. The agreement also provides that, upon the termination of the executive's employment or death, the Company will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event the executive is terminated without "Cause," the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary with benefits for a period of six months. The agreement also provides that the executive may receive stock options pursuant to the Employee Incentive Compensation Plan. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     Effective October 19, 1999, the Company entered into an employment agreement with Brian B. Heafy, Vice President -- Public Safety and Justice. Mr. Heafy resigned his position effective January 23, 2001 as a result of which his employment agreement was terminated. The Company entered into a separation and release agreement with Mr. Heafy which provides for the continuation of his $170,000 annual base salary and benefits through October 23, 2001, and continued vesting of Mr. Heafy's options through October 23, 2001, which vested options may be exercised until March 31, 2001. The separation agreement incorporates the confidentiality and non-competition provisions of the terminated employment agreement. Under those terms, Mr. Heafy is prohibited from competing with the Company for a period of one year from the date of termination of his employment agreement.

     On January 28, 2000, the Company entered into an employment agreement with Susan D. Falotico, the Company's Vice President and Chief Financial Officer. The agreement provides for a base salary and incentive compensation payments based on performance. Ms. Falotico's current annual base salary is $170,000. Ms. Falotico's agreement provides for a bonus aggregating up to a maximum of 50% of her annual base salary if certain performance goals are met. The agreement provides for an initial term through December 31, 2001 with successive one-year renewals thereafter. The agreement also provides that, upon the termination of the executive's employment or death, the Company will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event the executive is terminated without "Cause," the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary with benefits for a period of six months. The agreement also provides that the executive may receive stock options pursuant to the Employee Incentive Compensation Plan. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     Effective May 10, 2000, the Company entered into an employment agreement with William C. Barnett, the Company's Vice President -- Integrated Solutions and Technology. The agreement provides for a base salary and incentive compensation payments based on performance. Mr. Barnett's current annual base salary is $150,000. Mr. Barnett's agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for an initial term ending December 31, 2000, with successive one-year renewals thereafter. The agreement also provides that, upon the termination of the executive's employment or death, the Company will pay to the executive's estate any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event the executive is terminated without "Cause," the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary with benefits for a period of six months. The agreement also provides that the executive may receive stock options pursuant to the Employee Incentive Compensation Plan. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

ANNUAL INCENTIVE COMPENSATION BONUSES

     The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bernard B. Markey, Edward A. Moses and O.F. Ramos, each of whom was a member of the Company's Compensation Committee during all or a portion of fiscal 2000, were also members of the Board of Directors of DemandStar, in which the Company had an equity interest. DemandStar's Board of Directors constituted its compensation committee during fiscal 2000. Accordingly, an interlocking relationship existed between Messrs. Markey, Moses and Ramos, who served on the Company's Compensation Committee during fiscal 2000 and as members of DemandStar's Board of Directors. Other than Messrs. Markey, Moses and Ramos, none of the Company's executive officers or directors presently serve, or in the past served, on the compensation committee of another company whose directors or executive officers served on the Company's Board of Directors.

     Bernard B. Markey, a director of the Company, entered into a three-year part-time employment agreement with DemandStar, effective December 15, 1999, under which Mr. Markey served as a financial assistant to DemandStar's principal executive officers. The agreement provided for an annual salary of $12,000 for up to 200 hours of Mr. Markey's time per year. If he was required to devote more than 16 hours of time in any particular month, then he would have been entitled to $1,000 per day in addition to his base salary. Pursuant to the employment agreement, Mr. Markey received options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with an incremental vesting schedule. As a director of DemandStar, Mr. Markey received, in 1999, options to purchase an aggregate of 10,000 shares of DemandStar common stock at $1.00 per share, with an incremental vesting schedule. In connection with the acquisition of DemandStar by Onvia, the employment agreement of Mr. Markey was amended to provide post-merger consulting services until December 1, 2001.

     Mr. Markey entered into a part-time employment agreement with the Company for financial advisory services in July 2000. The agreement contains confidentiality provisions and also prohibits Mr. Markey from competing with the Company during the term of the Agreement and for two years thereafter. Under the agreement, he is paid an annual salary of $24,000 per year for two days of service per month. For additional days in excess of two days per month, the agreement provides for per diem compensation in the amount of $1,000. The agreement contains confidentiality provisions and also prohibits Mr. Markey from competing with the Company during the term of the agreement and for two years thereafter.

     On December 15, 1999, DemandStar entered into a three-year consulting agreement with Edward Moses, a director of the Company, pursuant to which Mr. Moses provided consulting services to DemandStar regarding strategic planning, operations matters, growth and development matters and other areas as requested by DemandStar. In exchange for those services, DemandStar granted Mr. Moses options to purchase a total of 90,000 shares of DemandStar common stock at $1.00 per share, which options vest incrementally. As a director of DemandStar, Mr. Moses received, in 1999, options to purchase an aggregate of 10,000 shares of

DemandStar common stock at $1.00 per share, with an incremental vesting schedule. In connection with the acquisition of DemandStar by Onvia, Mr. Moses' consulting agreement was amended to provide post-merger consulting services until December 1, 2001.

     O.F. Ramos, a director of the Company, entered into a three-year employment agreement with DemandStar, a subsidiary of the Company at the time, effective November 1, 1999, under which he served as DemandStar's Chief Executive Officer. The agreement provided for an annual salary of $160,000 and incentive compensation payments based on performance. Pursuant to the employment agreement, Mr. Ramos was granted stock options with various vesting schedules, under DemandStar's stock option plan to purchase an aggregate of 990,000 shares of DemandStar common stock at $1.00 per share. As a director of DemandStar, Mr. Ramos received, in 1999, options to purchase an aggregate of 10,000 shares of DemandStar common stock at $1.00 per share, with an incremental vesting schedule. In connection with the acquisition of DemandStar by Onvia on March 5, 2001, Mr. Ramos entered into an amended and restated employment agreement pursuant to which he became an officer of Onvia following the merger.

     In addition, Messrs. Markey, Moses and Ramos received certain warrants for DemandStar common stock and exercised their rights to acquire DemandStar common stock in connection with DemandStar's rights offering effected in May 2000. See "Certain Transactions Involving Management" for a discussion of those transactions.

1997 EMPLOYEE INCENTIVE COMPENSATION PLAN

     The Company's 1997 Employee Incentive Compensation Plan was established by the Company in January 1997. The plan is currently administered by the Company's Board of Directors which has broad powers to administer and interpret the plan. The purpose of the Employee Incentive Compensation Plan is to attract and retain key employees and consultants of the company, to provide an incentive for them to achieve long range performance goals, and to enable them to participate in the long term growth of the Company. The Employee Incentive Compensation Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 3,700,000 shares of common stock for grants under the Employee Incentive Compensation Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. As of December 31, 2000, the Company had options (both incentive and nonstatutory) for a total of 2,282,085 shares of the Company's common stock outstanding, leaving a total of 1,247,925 shares available for future grants. Upon expiration of unexercised options, the unpurchased shares subject to such options will again be available for purposes of the plan.

1997 EMPLOYEE STOCK PURCHASE PLAN

     The 1997 Employee Stock Purchase Plan was approved by the Board of Directors in July 1997 and was ratified by shareholders at the 1998 annual meeting. For a summary of the plan, please refer to the description under "2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN FROM 800,000 SHARES TO 1,200,000 SHARES."

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

GENERAL

     During fiscal year 2000, the Compensation Committee of the Board of Directors consisted of Bernard B. Markey, Edward A. Moses, George P. Keeley and O.F. Ramos. (Effective July 27, 2000, George P. Keeley and O.F. Ramos were added to the Compensation Committee and Bernard B. Markey resigned.) Each Compensation Committee member is a non-employee director of the Company. The Compensation Committee administers the Company's executive compensation program, monitors corporate performance and its relationship to compensation for executive officers, and makes appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

     The Company has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Company's business objectives and increase shareholder value. There are two major components of the Company's compensation program: base salary and incentives, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

     The Company's salary levels for executive officers, including its Chief Executive Officer, are intended to be consistent with competitive pay practices of similarly-sized companies within the industry. In determining executive officers' salaries, the Compensation Committee considers level of responsibility, competitive trends, the financial performance and resources of the Company, general economic conditions, as well as factors relating to the particular individual, including overall job performance, level of experience and prior service, ability and knowledge of the job.

INCENTIVES

     Incentives consist of stock options and cash bonus awards. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potential for financial gain from increases in the Company's stock price. This approach closely aligns the best interests of shareholders and executives and employees. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of the Company's common stock at a specified price in the future. Stock option grants are determined by the Company's Board of Directors. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability, as measured by the market value of the Company's common stock. The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE

                                          George P. Keeley
                                          Edward A. Moses
                                          O.F. Ramos

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's common stock (Company Index) with the cumulative total return of the NASDAQ Stock Market (Market Index) and the NASDAQ Computer and Data Processing Stocks (Peer Index) for the period commencing June 11, 1997 (the date on which trading in the Company's common stock commenced) through December 31, 2000, assuming an investment of $100 and the reinvestment of any dividends. The base price for the Company's common stock is the initial public offering price of $5.50 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's common stock.

                                                      COMPANY INDEX               MARKET INDEX                 PEER INDEX
                                                      -------------               ------------                 ----------
6/11/1997                                                100.000                     100.000                     100.000
12/31/1997                                               195.294                     112.264                     104.876
12/31/1998                                                94.118                     158.289                     187.090
12/31/1999                                               112.941                     294.156                     411.216
12/29/2000                                                17.059                     176.848                     189.234

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the Company's internal controls and financial statements and the audit process. The Charter of the Audit Committee is attached to this proxy statement as Annex A.

     Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Arthur Andersen LLP is in fact "independent."

                                          Respectfully submitted,

                                          THE AUDIT COMMITTEE

                                          Edward A. Moses
                                          George P. Keeley
                                          Mark H. Leonard

                   CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

     L.A. Gornto, Jr., the Company's Executive Vice President, General Counsel, Secretary and a Director, has performed certain legal services for the Company through his law firm, L.A. Gornto, Jr., P.A., for which the Company paid approximately $189,000 during fiscal 2000, and from which office rent, secretarial and certain other expenses incurred by Mr. Gornto in providing such services were paid.

     L.A. Gornto, Jr. entered into a three-year part-time employment agreement with DemandStar, effective December 15, 1999, under which Mr. Gornto served as Chief Financial Officer, Executive Vice President, Secretary and General Counsel. The agreement provided for an annual salary of $12,000 for up to 200 hours of Mr. Gornto's time per year. If Mr. Gornto was required to devote more than 16 hours of time in any particular month, then he would have been entitled to $1,000 per day in addition to his base salary. Further, Mr. Gornto's agreement provided for a mutually agreed higher compensation amount if he devoted more than 40 hours in any calendar month to DemandStar. Pursuant to the employment agreement, Mr. Gornto received options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with an incremental vesting schedule. As a director of DemandStar, Mr. Gornto received, in 1999, options to purchase an aggregate of 10,000 shares of DemandStar common stock at $1.00 per share, with an incremental vesting schedule. In connection with the acquisition of DemandStar by Onvia, the employment agreement of Mr. Gornto was amended to provide post-merger consulting services until December 1, 2001.

     For information related to certain employment and consulting agreements between DemandStar and Messrs. Markey, Moses and Ramos, see the discussion under the section titled "Compensation Committee Interlocks and Insider
Participation."

     In connection with DemandStar's rights offering, the Company and O.F. Ramos, L.A. Gornto, Jr., Bernard B. Markey, and Edward A. Moses, directors of the Company, agreed to add capital to DemandStar in the event DemandStar did not receive $5,000,000 in gross proceeds from its rights offering. In consideration of such a commitment, DemandStar issued a total of 1,000,000 warrants to the Company and Messrs. Ramos, Gornto, Markey and Moses, entitling them to purchase an aggregate of 1,000,000 shares of DemandStar common stock at an exercise price of $2.00 per share. Of that total amount, each of the individuals received warrants to purchase 125,000 shares of DemandStar common stock and the Company received warrants to purchase 500,000 shares of DemandStar common stock. At the time the warrants were issued, they were independently appraised at $0.05 per warrant. As a result of the acquisition of DemandStar by Onvia effected on March 5, 2001, the DemandStar warrants held by the Company and each of Messrs. Ramos, Gornto, Markey and Moses converted to Onvia warrants and the number of underlying shares and exercise price were adjusted by the exchange ratio of 6/10 of an Onvia common share for one share of HTE common stock.

     In DemandStar's rights offering, Messrs. O.F. Ramos, Bernard B. Markey, L.A. Gornto, Jr., and Edward Moses, together with certain other officers of DemandStar, acquired for $1.00 per share an aggregate of 656,821 restricted shares of DemandStar common stock, representing the rights to which they were entitled in the rights offering. Messrs. Ramos and Markey, together with certain other officers of DemandStar, purchased from the shares of unsubscribed common stock available on the closing date of DemandStar's rights offering, an additional 718,568 shares of common stock for $1.00 per share. The acquisition was made to assure of DemandStar sufficient initial capital from its rights offering. All shares issued to Messrs. Ramos, Gornto, Markey, Moses and the other participating officers were restricted shares. As a result of the acquisition of DemandStar by Onvia effected on March 5, 2001, the DemandStar shares held by Messrs. Ramos, Gornto, Markey and Moses were converted to Onvia common stock in accordance with the 0.60 exchange ratio.

     The Company entered into an unsecured loan agreement with DemandStar, which has a principal amount of $1,750,000. Interest accrues on the outstanding principal and accrued interest at 8 percent per annum. In October 2000, the Company entered into the Modification to Promissory Note Agreement (the "Note Agreement"). The Note Agreement deferred the payment of the principal and interest due October 31, 2000, (the "10-31-00 Note Payment") under the loan agreement until October 31, 2001 and allows DemandStar to repay the 10-31-00 Note Payment by issuing equity securities to the Company only if DemandStar issues a new equity security in a third party transaction in which equity capital in excess of $3,000,000 is raised prior to October 31, 2001. In consideration of this deferral, the Note Agreement increases the interest rate from 8 to 10 percent per annum effective November 1, 2000, and requires DemandStar to pay the Company a one-time modification fee of $10,000 on or before January 15, 2001. The note, as amended by the Note Agreement, is payable in four installments of $450,000, $350,000, $450,000 and $500,000 on
October 31, 2001, 2002, 2003 and 2004, respectively.

     In November 2000, the Company entered into an agreement with Mark H. Leonard, Constellation Software, Inc. ("Constellation") and it's Company's Board of Directors ("the Leonard Agreement"), pursuant to which Mr. Leonard was appointed to the Company's Board for a two-year term expiring on the date of the annual meeting in 2002. Since Constellation competes with the Company with respect to some of its products and services, the Leonard Agreement limits Mr. Leonard's access to and disclosure of confidential competitive information of the Company and requires Constellation to vote its shares consistent with the recommendation of the Company's Board during Mr. Leonard's term as a director of the Company or 90 days after early resignation, whichever is earlier. In addition, it requires all directors to vote shares beneficially owned by them consistent with the recommendation of the Company's Board and limits the transfer of the Company's shares owned by Constellation for that same period. The Leonard Agreement also limits the number of shares Constellation and the Company's directors can purchase and any involvement with proxy solicitation without prior written consent of the Company until the day after the annual meeting in 2002.

     On February 25, 2001, and April 19, 2001, the Company entered into agreements with Constellation pursuant to which the Company authorized Constellation to acquire up to an additional 500,000 shares of the Company's common stock prior to May 25, 2001, in open market and other third-party transactions. These agreements impose restrictions on Constellation's sale or disposition of the Company's common stock it may acquire, and requires Constellation to vote its shares consistent with the recommendation of the Company's Board as long as Constellation holds such shares.

  II. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN FROM
                       800,000 SHARES TO 1,200,000 SHARES

     The Company's 1997 Employee Stock Purchase Plan (the "ESPP") is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Currently, 800,000 shares of the Company's common stock have been reserved for issuance over the term of the ESPP, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The purpose of the ESPP is to encourage stock ownership in the Company by employees of the Company and those subsidiaries of the Company designated by the Company's Board of Directors as eligible to participate, thereby enhancing employee interest in the continued success and progress of the Company.

     As of March 31, 2001, 123,140 shares remain available for issuance under the ESPP.

                             AMENDMENT TO THE PLAN

     On April 1, 2001, the Board of Directors unanimously approved, subject to approval of the Company's shareholders, an amendment to the ESPP to increase the number of shares reserved for issuance under the ESPP from 800,000 to 1,200,000. As noted above, only 123,140 shares currently remain eligible for grant under the ESPP. A copy of the entire text of the ESPP, as proposed to be amended, is attached to this proxy statement as Annex B. The summary set forth below is qualified in its entirety by reference to the attached full text of the proposed revised ESPP. Shareholders are encouraged to read the actual text of the ESPP in its entirety.

     The purpose of increasing the number of shares available for issuance is to ensure that the Company will continue to be able to encourage stock ownership in the Company by employees of the Company and those subsidiaries of the Company designated by the Company's Board of Directors as eligible to participate, thereby enhancing employee interest in the continued success and progress of the Company.

SUMMARY

     The ESPP is currently administered by the Company's Board of Directors. The ESPP gives broad powers to the Board or a Board-appointed committee to administer and interpret the ESPP.

     The ESPP permits employees to purchase stock of the Company at a favorable price and possibly with favorable tax consequences to the participants. However, any participant who would own (as determined under the Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company will not be granted an option under the ESPP. As of the Record Date, there were approximately 470 persons eligible to participate in the ESPP, of which there were approximately 143 actual participants, excluding executive officers.

     Under the ESPP, eligible employees may elect to participate in the ESPP on January 1 or July 1 of each year (except in 1997, when the election date was September 1, 1997). On the date he becomes a participant, and on the first business day in January and July thereafter, subject to certain limitations determined in accordance with calculations set forth in the ESPP, an eligible employee is granted a right to purchase shares of common stock (up to a maximum of 1,000 shares) on the last business day on or before each June 30 and December 31 during which he is a participant. Upon enrollment in the ESPP, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 25% of the participant's compensation on each payroll date. Unless the participant withdraws from the ESPP, the participant's option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to such option shall be purchased for the participant at the applicable exercise price with the accumulated ESPP contributions then credited to the participant's account under the ESPP. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant's entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the market price of the common stock on the entry date.

     As required by tax law, no participant may receive an option under the ESPP for shares which have a fair market value in excess of $25,000 for any calendar year, determined at the time such option is granted. Any funds not used to purchase shares will remain credited to the participant's bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid by the Company on funds withheld, and such funds are used by the Company for general operating purposes.

     No plan contributions or options granted under the ESPP are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the ESPP. During the lifetime of a participant, an option is exercisable only by such participant. The expiration date of the ESPP will be determined by the Board and may be made any time following the close of any six-month exercise period, but may not be longer than ten years from the date of the grant. Under circumstances of dissolution or liquidation, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of merger or a sale of all or substantially all of the Company's assets, each option under the ESPP shall be assumed or an equivalent option substituted by the successor corporation, unless the Board, in its sole discretion, accelerates the date on which the options may be exercised. No option may be granted under the ESPP after September 1, 2007. The unexercised portion of any option granted to an employee under the ESPP shall be automatically terminated immediately upon the termination of the employee's employment for any reason, including retirement or death.

     The ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

     The Board or the committee may amend, suspend or terminate the ESPP at any time, provided that such amendment may not change any option which adversely affects the rights of the holder of the option and the ESPP may not be amended if such amendment would in any way cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, or would cause the ESPP to fail to comply with Rule 16b-3 of the Exchange Act of 1934, as amended.

     As of March 31, 2001, 676,860 shares of common stock had been purchased under the ESPP. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the ESPP. If any option granted under the ESPP expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the ESPP.

SECURITIES ACT REGISTRATION

     The Company registered the shares of common stock currently available for issuance under the ESPP pursuant to a Registration Statement on Form S-8 filed with the SEC. The Company intends to register on Form S-8 the additional shares of common stock that will be available for issuance under the ESPP, after approval of the proposed amendment thereto.

FEDERAL INCOME TAX EFFECTS

     Options granted under the ESPP are intended to qualify for favorable tax treatment to the employees under Sections 421 and 423 of the Code. Employee contributions are made on an after-tax basis. A participant will not recognize any taxable income or gain with respect to common stock purchased under the ESPP until the participant sells or otherwise disposes of the shares of common stock. If a participant disposes of shares two years or more after the date of the beginning of the purchase period when the shares were acquired, and more than one year after the shares are purchased, the participant would recognize as ordinary income the lesser of: (i) the excess of the fair market value of the shares on the date of sale over the price paid or (ii) the discount (currently 15%) of the fair market value of the shares at the beginning of the purchase period(s). Additionally, the participant would recognize a long-term capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus any amount taxed as ordinary compensation income). If a participant disposes of shares within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date(s) over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus the amount taxed as ordinary compensation income). If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss. The Company would not receive an income tax deduction upon either the grant or exercise of the option by the participant, but generally would receive a deduction equal to the ordinary compensation income required to be recognized by the participant as a result of the disposition of the shares if the shares are disposed of by the participant within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased.

IMPORTANCE OF CONSULTING TAX ADVISOR

     The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any participant in the ESPP may depend on his or her particular situation, each participant should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the acquisition or disposition of common stock under the ESPP.

SHARES PURCHASED UNDER THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN

     The following table sets forth certain information as of December 31, 2000 regarding shares purchased during fiscal 2000 under the ESPP by the persons and groups indicated.

                                                                           AGGREGATE
                                                              AGGREGATE    PURCHASE       AGGREGATE
                                                              NUMBER OF   PRICE PAID    DOLLAR VALUES
                                                               SHARES       TO THE       AT PURCHASE
NAME AND POSITION OR GROUP                                    PURCHASED     COMPANY       DATES(1)
--------------------------                                    ---------   -----------   -------------
Joseph M. Loughry, III, Director, President and Chief
  Executive Officer.........................................         0            0             0
Gilbert O. Santos, Vice President -- Product Solutions and
  Business Development......................................         0            0             0
Brian B. Heafy, Vice President -- Public Safety and
  Justice(2)................................................         0            0             0
Susan D. Falotico, Vice President and Chief Financial
  Officer, Treasurer and Assistant Secretary................         0            0             0
William C. Barnett, Vice President -- Integrated Solutions
  and Technology............................................       810        1,285           247
All current directors who are not executive officers as a
  group (5 persons).........................................         0            0             0
All current executive officers as a group (7 persons).......       810        1,285           247
All employees as a group, other than executive officers (313
  persons)..................................................   186,501      380,143        58,942

---------------

(1) Aggregate Dollar Values at purchase dates represents the aggregate market value of the shares acquired on the purchase dates in 2000, less the aggregate purchase price paid for such shares under the ESPP. Purchase dates during 2000 occurred on June 30, 2000 and December 31, 2000.
(2) Mr. Heafy resigned from his position effective January 23, 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board believes that shares granted under the ESPP have been and will be awarded to all employees presently meeting the existing eligibility requirements, except no one plan participant may be granted an aggregate number of shares with a fair market value exceeding $25,000 in any calendar year as determined at the beginning of each purchase period as defined under the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN FROM 800,000 SHARES TO 1,200,000 SHARES.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for year ended December 31, 2000 were, and for 2001 will be, the firm of Arthur Andersen LLP. It is expected that representatives of such firm will attend the Annual Meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $167,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Arthur Andersen LLP did not provide the Company with services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $59,000. In reviewing non-audit services that may have been provided by Arthur Andersen LLP, including any services under "Financial Information Systems Design and Implementation Fee," above, the Company's Audit Committee considered whether the provision of such services was compatible with maintaining the independence of Arthur Andersen LLP.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

               PROPOSALS OF SHAREHOLDERS FOR 2002 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company no later than January 18, 2002 in order to be considered for inclusion in the Company's 2002 Proxy Statement and form of proxy related to that meeting. If the Company is not notified of a shareholder proposal by January 18, 2002, then the management proxies may have the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement. In submitting proposals, shareholders must comply with the Company's advance notice provisions contained in its Articles of Incorporation and the rules and regulations promulgated by the SEC relating to shareholder proposals. The Company will provide a copy of the advance notice provisions from its Articles of Incorporation without charge upon written request. Shareholder proposals and requests for copies of advance notice provisions should be addressed to L.A. Gornto, Jr., Executive Vice President, Secretary and General Counsel, H.T.E. Inc., 1000 Business Center Drive, Lake Mary, Florida 32746.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO THE RECIPIENTS OF THIS PROXY STATEMENT, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K RELATED TO THE YEAR ENDED DECEMBER 31, 2000. Written requests for the Company's Form 10-K should be addressed to: H.T.E., Inc., Investor Relations Department, 1000 Business Center Drive, Lake Mary, Florida 32746.

     Kindly date, sign and return the enclosed proxy card.

                                          By Order of the Board of Directors,

                                          /s/ L. A. GORNTO, JR.
                                          L. A. Gornto, Jr.
                                          Secretary

                                                                         ANNEX A

                       CHARTER OF THE AUDIT COMMITTEE OF
                                  H.T.E., INC.

PURPOSE AND SCOPE

     This Charter governs the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of H.T.E., Inc., a Florida corporation (the "Company"). The purpose of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

     - the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

     - the Company's systems of internal accounting and financial controls;

     - the independence and performance of the Company's outside auditors; and

     - compliance by the Company with any legal compliance and ethics programs as may be established by the Board and the Company's management from time-to-time.

     In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee and the Company's:

     - independent auditors,

     - internal accounting staff, and

     - management.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee is authorized to retain outside or special counsel, auditors, accounting or other consultants, experts, and professionals for this purpose.

     The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

     The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter shall be published as an appendix to the Company's Proxy Statement for the Company's annual meeting of shareholders to the extent required by the rules and regulations of the Securities and Exchange Commission.

MEMBERS OF THE COMMITTEE

     The Committee shall be comprised of not less than three members of the Board. The members of the Committee shall meet all "independence" and qualification requirements of the rules and regulations of the Nasdaq Stock Market, as such rules and regulations may be amended or supplemented from time-to-time. Accordingly, each member of the Committee must be a director who:

     - has no relationship to the Company that may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director; and

     - is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background that results in such individual's financial sophistication including, but not limited to, being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

     Under exceptional and limited circumstances, however, one director who is not independent as defined in the rules and regulations of the Nasdaq Stock Market and who is not a current employee or an immediate family member of an employee of the Company may serve as a member of the Committee, provided that:

     - the Board determines that membership by the individual on the Committee is required by the best interests of the Company and its shareholders, and

     - the Company complies with all other requirements of the rules and regulations of the Nasdaq Stock Market with respect to non-independent members of the Committee, as such rules and regulations may be amended or supplemented from time-to-time.

KEY RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and to report the results of the Committee's activities to the Board. The Committee recognizes that management shall be responsible for preparing the Company's financial statements and the independent auditors shall be responsible for auditing those financial statements. The functions set forth below shall be the principal recurring activities of the Committee in carrying out its oversight function. In carrying out its responsibilities, however, the Committee shall remain flexible in order to best react to changing conditions and circumstances. The following functions are set forth as a guide with the understanding that the Committee may deviate from this guide and supplement these functions as the Committee deems appropriate under the circumstances.

          1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders. The Committee and the Board shall have the ultimate authority and responsibility to select (or to nominate for shareholder approval) the independent auditors, to approve the fees to be paid to the independent auditors, to evaluate the performance of the independent auditors, and, if appropriate, to replace the independent auditors.

          2. The Committee shall discuss with management and the independent auditors the overall scope and plans for the audit, including the adequacy of staffing and the compensation to be paid to the independent auditors. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's system to monitor and management business risk, as well as legal and ethical compliance programs. To the extent the Committee deems it to be necessary, the Committee shall meet separately with the internal accounting staff and the independent auditors, with or without management present, as well as the Company's Chief Financial Officer and other management personnel, to discuss the results of the Committee's examinations.

          3. The Committee shall:

        - ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time;

        - discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors; and

        - recommend that the Board take appropriate action to oversee the independence of the independent auditors.

          4. If so requested by the independent auditors or the Company's management, prior to the filing of the Company's Quarterly Report on Form 10-Q the Committee (as a whole or acting through the Committee chair) shall:

        - review the interim financial statements with management and the independent auditors, and

        - discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including Statement on Auditing Standards ("SAS") No. 61, as such may be amended or supplemented from time to time.

          5. The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form l0-K), including the auditors' judgment about the quality, not just acceptability, of the Company's accounting principles, the consistency of the Company's accounting policies and their application, and the clarity and completeness of the Company's financial statements and related disclosures. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including SAS No. 61, as such may be amended or supplemented.

          6. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's Proxy Statement to be delivered to shareholders in connection with the Company's annual meeting of shareholders.

          7. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the independent auditors and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          8. The Committee shall review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

          9. The Committee shall review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

          10. The Committee shall obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company's financial management, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company's internal policies and procedures.

Dated: June 12, 2000

                                                                         ANNEX B

                                  H.T.E., INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                                                                                  PAGE
                                                                                  ----
 1. Purpose.....................................................................  B-2
 2. Definitions.................................................................  B-2
 3. Eligibility.................................................................  B-3
 4. Offering Periods............................................................  B-3
 5. Election to Participate.....................................................  B-4
 6. Participant Contributions...................................................  B-4
 7. Grant of Option.............................................................  B-5
 8. Exercise Price..............................................................  B-5
 9. Exercise of Options.........................................................  B-6
10. Delivery....................................................................  B-6
11. Withdrawal; Termination of Employment.......................................  B-6
12. Stock.......................................................................  B-6
13. Administration..............................................................  B-6
14. Designation of Beneficiary..................................................  B-7
15. Transferability.............................................................  B-7
16. Participant Accounts........................................................  B-7
17. Adjustments Upon Changes in Capitalization; Corporate Transactions..........  B-7
18. Amendment of the Plan.......................................................  B-8
19. Termination of the Plan.....................................................  B-8
20. Notices.....................................................................  B-8
21. Effective Date..............................................................  B-8
22. Conditions Upon Issuance of Shares..........................................  B-9
23. Expenses of the Plan........................................................  B-9
24. No Employment Rights........................................................  B-9
25. Applicable Law..............................................................  B-9
26. Additional Restrictions of Rule 16b-3.......................................  B-9

                                  H.T.E., INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company's intention that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

     2. Definitions.

          (a) "Applicable Percentage" means the percentage specified in Section 8, subject to adjustment by the Committee as provided in Section 8.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

          (d) "Committee" means the committee appointed by the Board to administer the Plan as described in Section 13 of the Plan or, if no such Committee is appointed, the Board.

          (e) "Common Stock" means the Company's Common Stock, par value $.01 per share.

          (f) "Company" means H.T.E., INC., a Florida corporation.

          (g) "Compensation" means, with respect to each Participant for each pay period, the full base salary, overtime and other wages paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, "Compensation" does not include: (i) commissions or bonuses; (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan; (iii) any automobile or relocation allowances (or reimbursement for any such expenses); (iv) any amounts paid as a starting bonus or finder's fee; (v) any amounts realized from the exercise of any stock options or incentive awards; (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or;
     (vii) other similar forms of extraordinary compensation.

          (h) "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          (i) "Designated Subsidiaries" means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (j) "Employee" means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year.

          (k) "Entry Date" means the first day of each Exercise Period.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Exercise Date" means the last business day ending on or before December 31, 1997, and the last business day ending on or before each June 30 and December 31 thereafter.

          (n) "Exercise Period" means, for any Offering Period, each period commencing on the Offering Date and on the day after each Exercise Date, and terminating on the immediately following Exercise Date.

          (o) "Exercise Price" means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 8.

          (p) "Fair Market Value" means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(b).

          (q) "First Offering Date" means September 1, 1997.

          (r) "Offering Date" means the first business day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3 after the first business day of an Offering Period, the term "Offering Date" shall mean the first business day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant. Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first business day of such Offering Period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

          (s) "Offering Period" means (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on December 31, 1997, and (ii) with respect to each Offering Period thereafter, and subject to adjustment as provided in Section 4, the period beginning on the first business day in January and ending on the last business day in June, and the period beginning on the first business day in July and ending on the last business day of December.

          (t) "Officer" means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

          (u) "Participant" means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in
     Section 5 of the Plan.

          (v) "Plan" shall mean this 1997 Employee Stock Purchase Plan.

          (w) "Plan Contributions" means, with respect to each Participant, the payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 of the Plan and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

          (x) "Subsidiary" shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

     3. Eligibility.

          (a) Any Employee shall be eligible to become a Participant as of any Entry Date coinciding with or following the date on which he becomes an Employee, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

          (b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or
     (ii) which permits such Participant's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Offering Periods. The Plan shall be implemented by a series of consecutive Offering Periods. The first Offering Period shall commence on the First Offering Date, the second Offering Period shall commence on the first business day in 1998, and succeeding Offering Periods shall commence on the first business day of

January and the first business day of July in each succeeding calendar year (or at such other time or times as may be determined by the Committee). The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

     5. Election to Participate.

          (a) An eligible Employee may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering. The enrollment agreement shall set forth the percentage of the Participant's Compensation that is to be withheld by payroll deduction pursuant to the Plan.

          (b) Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll following the Entry Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll in the Offering Period, unless sooner terminated by the Participant as provided in Section 11.

          (c) Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period such Participant's "Entry Date" shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the commencement of such succeeding Offering Period.

     6. Participant Contributions.

          (a) Except as otherwise authorized by the Committee pursuant to
     Section 6(d) below, all Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 25% of the Participant's Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)). The amount of payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Compensation.

          (b) A Participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease or increase the rate or amount of his or her payroll deductions during such Offering Period (within the limitations of Section 6(a) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; PROVIDED, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. The change in rate or amount shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new enrollment agreement.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant's enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

          (d) Notwithstanding anything to the contrary in the foregoing, but subject to the limitations set forth in Section 3(b), the Committee may permit Participants to make additional contributions to the Plan subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be held in Participants' accounts and applied to the purchase of shares of Common Stock pursuant to options granted under this Plan in the same manner as payroll deductions contributed to the Plan as provided above.

          (e) All Plan Contributions made for a Participant shall be deposited in the Company's general corporate account and shall be credited the Participant's account under the Plan. No interest shall accrue or be credited with respect to a Participant's Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

     7. Grant of Option.

          (a) On a Participant's Entry Date, subject to the limitations set forth in Sections 3(b) and 12(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 8 below) a number of shares of Common Stock determined by dividing such Participant's Plan Contributions accumulated prior to such Exercise Date and retained in the Participant's account as of such Exercise Date by the lower of (i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or
     (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period, or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on such Exercise Date; PROVIDED, that the maximum number of shares an Employee may purchase during any Exercise Period shall be Five Hundred (500) shares. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 7(b).

          (b) The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; PROVIDED, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, (iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means. For purposes of the First Offering Date, the Fair Market Value of a share of Common Stock shall be the Price to Public as set forth in the final prospectus filed by the Company with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

     8. Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen
(15) days prior to the Offering Date thereof.

     9. Exercise of Options. Unless the Participant withdraws from the Plan as provided in Section 11, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to such option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited the Participant's account under the Plan. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by the Participant.

     10. Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant's beneficiary), as appropriate, or to a custodial account for the benefit of each Participant (or the Participant's beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of such Participant's option. Any amount remaining to the credit of a Participant's account after the purchase of shares by such Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall be carried over to the next Exercise Period if the Participant continues to participate in the Plan or, if the Participant does not continue to participate, shall be returned to the Participant.

     11. Withdrawal; Termination of Employment.

          (a) A Participant may withdraw from the Plan at any time by giving written notice to the Company. All of the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be paid to the Participant as soon as administratively practicable after receipt of the Participant's notice of withdrawal, the Participant's option to purchase shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the Participant's account. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a "Former Participant") unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

          (b) Upon termination of the Participant's Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant's beneficiary as determined pursuant to
     Section 14, and the Participant's option to purchase shares under the Plan will automatically terminate.

          (c) A Participant's withdrawal from an Offering Period will not have any effect upon the Participant's eligibility to participate in succeeding Offering Periods or in any similar plan which may hereafter be adopted by the Company.

     12. Stock.

          (a) The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be One Million Two Hundred Thousand (1,200,000) shares, subject to adjustment as provided in
     Section 17. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

          (b) A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

          (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

     13. Administration.

          (a) The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

          (b) Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not "disinterested" as that term is used in Rule 16b-3.

     14. Designation of Beneficiary.

          (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of the Participant's death subsequent to an Exercise Date on which the Participant's option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of the Participant's death prior to the exercise of the option.

          (b) A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     15. Transferability. Neither Plan Contributions credited to a Participant's account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

     16. Participant Accounts. Individual accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions and options issued and shares purchased under the Plan. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     17. Adjustments Upon Changes in Capitalization; Corporate Transactions.

          (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

          (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the Company's assets, or the merger of the Company with or into another corporation (each, a "Sale Transaction"), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant's option has been changed to the New Exercise Date and that such Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11. For purposes of this Section 17(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); PROVIDED, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the SaleTransaction.

          (c) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section.

     18. Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; PROVIDED, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain shareholder approval of any such amendment.

     19. Termination of the Plan.

     The Plan and all rights of Employees hereunder shall terminate on the earliest of:

          (a) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

          (b) such date as is determined by the Board in its discretion; or

          (c) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan's effective date.

     In the event that the Plan terminates under circumstances described in
Section 19(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a PRO RATA basis.

     20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21. Effective Date. Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Exercise Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board. If such shareholder approval is not obtained, the Plan and all rights of Participants under the Plan shall be null and void and shall have no effect.

     22. Conditions Upon Issuance of Shares.

          (a) The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

          (b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

     23. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

     24. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

     25. Applicable Law. The laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

     26. Additional Restrictions of Rule 16B-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                                  H.T.E., INC.

                 PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Joseph M. Loughry, III and L.A. Gornto, Jr., or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of H.T.E., INC., to be held on Thursday, June 28, 2001, at 9:00 a.m., at The Country Club at Heathrow located at 1200 Bridgewater Drive, Heathrow, Florida, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters:

1. ELECTION OF Joseph M. Loughry, III and L.A. Gornto, Jr. as directors to serve until the Annual Meeting of Shareholders in 2004 or until their successors are duly elected and qualified;

    FOR all nominees listed above                               WITHHOLD AUTHORITY
    (except as marked to the contrary below) [ ]                to vote [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)

--------------------------------------------------------------------------------

2. PROPOSAL TO increase the number of shares of the Company's common stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan from 800,000 shares to 1,200,000 shares;

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                               (See reverse side)

                          (Continued from other side)

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" Items 1 and 2.

    The undersigned hereby acknowledges receipt of (i) the Company's 2000 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting of Shareholders to be held on June 28, 2001.

    Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner, as applicable.

                                                  Dated:                  , 2001
                                                     ----------------------

                                                  ------------------------------

                                                  ------------------------------

SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE
                                PROVIDED, WHICH
            REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.